Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 16, 2013 (April 15, 2014 as to Note 29), relating to the fiscal 2013 and 2014 consolidated financial statements and financial statement schedule and the retrospective adjustments to the financial statements of Perry Ellis International, Inc. and subsidiaries which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the change in reporting entity structure appearing in the Annual Report on Form 10-K of Perry Ellis International, Inc. for the year ended February 1, 2014.

We also consent to the reference to us under the heading ‘Experts’ in the Prospectus, which is part of this Registration Statement

/s/ Deloitte & Touche LLP

Miami, Florida

December 23, 2014